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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE


                DOCUMENTUM, INC. ADOPTS STOCKHOLDER RIGHTS PLAN

PLEASANTON, CALIF.-FEBRUARY 3, 1999-DOCUMENTUM, Inc. (NASDAQ:DCTM) today announced that its Board of Directors has approved the adoption of a Stockholder Rights Plan under which all stockholders of record as of February 24, 1999 will receive rights to purchase shares of a new series of Preferred Stock.

     The Rights Plan is designed to enable all DOCUMENTUM(R) stockholders to realize the full value of their investment and to provide for fair and equal treatment for all stockholders in the event that an unsolicited attempt is made to acquire DOCUMENTUM. The adoption of the Rights Plan is intended to guard against abusive takeover tactics and is not in response to any particular proposal.

     The rights will be distributed as a non-taxable dividend and will expire ten years from the Record Date. The rights will be exercisable only if a person or group acquires 20 percent or more of the DOCUMENTUM Common Stock or announces a tender offer for 20 percent or more of the Common Stock. If a person acquires 20 percent or more of DOCUMENTUM's Common Stock, all rightsholders except the purchaser will be entitled to acquire DOCUMENTUM Common Stock at a 50 percent discount. The effect will be to discourage acquisitions of more than 20 percent of DOCUMENTUM's Common Stock without negotiation with the Board.

     The rights will trade with DOCUMENTUM's Common Stock, unless and until they are separated upon the occurrence of certain future events. The rights distribution is not taxable to stockholders. DOCUMENTUM's Board of Directors may redeem the rights prior to the time a person acquires more than 20 percent of DOCUMENTUM's Common Stock. Additional details regarding the Rights Plan will be outlined in a summary to be mailed to all stockholders following the Record Date.

     In addition to historical information contained herein, this news release contains forward-looking statements that involve risks and uncertainties. The company's future actual results could differ materially from the forward-looking statements discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed from time to time in the company's public reports filed with the Securities and Exchange Commission, such
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as those under "Risk Factors" included in the company's annual report on Form
10-K for the fiscal year December 31, 1997 and the company's quarterly reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998.

ABOUT DOCUMENTUM

DOCUMENTUM (http://www.documentum.com) develops, markets and supports a family of enterprise document management products that improve the effectiveness of the organization based on a company's business-critical information and proven processes. Headquartered in Pleasanton, California, DOCUMENTUM sells its products and services worldwide through a direct sales force, systems integrators and affiliated distributors. DOCUMENTUM is the recognized leader in the document management market, with global customers in the process manufacturing, discrete manufacturing, finance and government services sectors.

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Contact Information:
Mark Garrett
Vice President and Chief Financial Officer
925-463-6800

DOCUMENTUM is a trademark of DOCUMENTUM, Inc. in the U.S. and other countries. All other company and product names are used for identification purposes only and may be trademarks of their respective owners.

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